Exhibit 10.10

BRIDGE CREDIT AGREEMENT

dated as of

September [    ], 2014,

among

CDK GLOBAL HOLDINGS, LLC,

The LENDERS Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.,

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

ARTICLE VI

Negative Covenants

SECTION 6.01.	Liens	60
SECTION 6.02.	Subsidiary Indebtedness	61
SECTION 6.03.	Sale and Leaseback Transactions	63
SECTION 6.04.	Fundamental Changes	63
SECTION 6.05.	Restrictive Agreements	64
SECTION 6.06.	Leverage Ratio	64
SECTION 6.07.	Ratio of Consolidated EBITDA to Consolidated Interest Expense	64

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Reserved

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	70
SECTION 10.02.	Waivers; Amendments	71
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	72
SECTION 10.04.	Successors and Assigns	74
SECTION 10.05.	Survival	77
SECTION 10.06.	Counterparts; Integration; Effectiveness	78
SECTION 10.07.	Severability	78
SECTION 10.08.	Right of Setoff	78
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	78
SECTION 10.10.	WAIVER OF JURY TRIAL	79

v

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 6.01	—	Existing Liens
Schedule 6.02	—	Existing Indebtedness
Schedule 6.03	—	Existing Sale and Leaseback Transactions
Schedule 6.05	—	Restrictive Agreements
Schedule 6.06	—	Transactions with Affiliates

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Subsidiary Agreement
Exhibit B-2	—	Form of Borrowing Subsidiary Termination
Exhibit C	—	Form of Note
Exhibit D-1	—	Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	—	Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	—	Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	—	Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

BRIDGE CREDIT AGREEMENT dated as of September [    ], 2014, among CDK GLOBAL HOLDINGS, LLC, a Delaware limited liability company, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

As of the date of this Agreement, the Company (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) is a direct wholly owned subsidiary of ADP. As set forth in the Form 10, ADP proposes to distribute all the issued and outstanding common stock of the Company on a pro rata basis to its shareholders in a tax-free transaction (the “Spin-Off”).

In connection with the Spin-Off, (a) the Company is entering into this Agreement and obtaining the senior credit facility established hereby, (b) the Company is entering into the Credit Agreement and obtaining the senior credit facilities established thereby, (c) the Company will borrow the Term Loans (as defined in the Credit Agreement) and will (i) issue and sell in a Rule 144A transaction or registered public offering an amount not to exceed US$750,000,000 of its senior unsecured notes (the “Senior Notes”) or, in lieu thereof, (ii) borrow Term Loans hereunder, (c) the Company will pay a cash dividend to ADP immediately prior to the Spin-Off in an amount not to exceed US$850,000,000 (the “Dividend”), (d) all indebtedness of the Company and its Subsidiaries payable to ADP or Affiliates of ADP (other than intercompany indebtedness payable to the Company or any Subsidiary) will be repaid or canceled and (f) fees and expenses incurred in connection with the Transactions will be paid (the “Transaction Costs”).

The Company has requested that the Lenders extend credit in the form of Term Loans denominated in US Dollars in an aggregate principal amount of US$[750,000,000] minus the amount of any Senior Notes issued and sold prior to the borrowing hereunder, available to the Company on the Effective Date. The proceeds of the Term Loans are to be used, together with the proceeds of the Senior Notes, proceeds of the Term Loans (as defined in the Credit Agreement) and other available cash, to pay the Dividend and the Transaction Costs and for general corporate purposes of the Company and the Subsidiaries.

The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms and Interpretation. (a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, ALL REFERENCES IN THIS AGREEMENT TO REVOLVING COMMITMENTS, REVOLVING LOANS, REVOLVING

LENDERS AND BORROWING SUBSIDIARIES, AND ALL OTHER PROVISIONS OF THIS AGREEMENT INSOFAR (BUT ONLY INSOFAR) AS THEY RELATE TO REVOLVING COMMITMENTS, REVOLVING LOANS, REVOLVING LENDERS OR BORROWING SUBSIDIARIES, SHALL BE OF NO FORCE OR EFFECT AND SHALL BE DISREGARDED.

(b) As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. ABR Loans shall be denominated in US Dollars.

“Accession Agreement” has the meaning assigned to such term in Section 2.07(a).

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, or any successor appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB through which JPMCB shall determine to perform any of its obligations in such capacity hereunder in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“ADP” means Automatic Data Processing, Inc., a Delaware corporation.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Bridge Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning assigned to such term in Section 10.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for US Dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month (without any rounding); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Currency” means Euro and Sterling.

“Alternative Currency Exposure” means, at any time, the sum of the US Dollar Equivalents of the aggregate principal amounts of all Revolving Loans then outstanding and denominated in Alternative Currencies.

“Alternative Currency Sublimit” means US$100,000,000.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 10.13(b).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any LIBOR Revolving Loan, EURIBOR Revolving Loan, ABR Revolving Loan, LIBOR Term Loan or ABR Term Loan or with respect to the commitment fees or ticking fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate/Ticking Fee Rate”, “LIBO/EURIBO Rate Spread” or ABR Spread, as applicable, based upon the Ratings of Moody’s, S&P and Fitch in effect on such day:

	Commitment Fee Rate/ Ticking Fee Rate	LIBO/EURIBO Rate Spread	ABR Spread
Category 1 ≥ Baa1/BBB+/BBB+	0.125%	1.125%	0.125%
Category 2 Baa2/BBB/BBB	0.150%	1.250%	0.250%
Category 3 Baa3/BBB-/BBB-	0.200%	1.500%	0.500%
Category 4 Ba1/BB+/BB+	0.250%	1.750%	0.750%
Category 5 ≤ Ba2/BB/BB or unrated	0.350%	2.000%	1.000%

For purposes of the foregoing, (a) if the Ratings assigned by Moody’s, S&P and Fitch shall fall within different categories, then the applicable category shall be (i) the category in which two of the Ratings shall fall or (ii) if there is no such category, the category in which the intermediate Rating shall fall, (b) (i) if Moody’s or S&P shall not have a Rating in effect (other than by reason of the circumstances referred to in the last sentence of this definition), such Rating Agency shall be deemed to have a Rating in Category 5 and (ii) if Fitch shall not have a Rating in effect (other than by reason of the circumstances referred to in the last sentence of this definition), the applicable category shall be the category in which the higher of the Ratings of Moody’s and S&P shall fall unless such Ratings differ by more than one category, in which case the applicable category shall be that immediately below the category in which the higher of such Ratings falls, and (c) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Rating Agency), such change shall be effective as of the date on which it is first publicly announced by the Rating Agency making such change. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Arrangers” means J.P. Morgan Securities LLC and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers and joint bookrunners for the credit facilities established hereby.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback

Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or a custodian appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof. If, however, such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, such ownership interest will constitute a Bankruptcy Event. Nothing in this definition or elsewhere in this Agreement shall require any Person to disclose any information that it would be prohibited from disclosing under applicable law or regulation.

“Board” means the Board of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean the Board of Directors of the Company.

“Borrower” means the Company.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect or (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent of US$5,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiaries” means, at any time, any Subsidiary that has been designated by the Company as a Borrowing Subsidiary pursuant to Section 2.19, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.19.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan denominated in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market and (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), (i) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company or (ii) of Equity Interests in the Company if such acquisition would not be permitted by the Tax Matters Agreement, or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were not (i) directors of the Company on the date of this Agreement, (ii) nominated by the Board of Directors or (iii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, no act, event or circumstance referred to in clause (a), (b) or (c) of this definition shall be deemed to have occurred prior to the date of this Agreement as a result of the applicable law, rule, regulation, interpretation, application, request, guideline or directive having been adopted, made or issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or Basel III as promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities.

“Charges” has the meaning assigned to such term in Section 10.14.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which this Agreement shall have been executed and delivered.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment, a Term Commitment or any combination thereof, as the context requires.

“Commitment Increase” has the meaning assigned to such term in Section 2.07(a).

“Company” means CDK Global Holdings, LLC, a Delaware limited liability company.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated August 2014 relating to the Company and the Transactions.

“Consenting Lender” has the meaning assigned to such term in Section 2.07(d).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv) any other non-recurring noncash charges for such period (including noncash compensation expense, but excluding any additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of inventory or accounts receivable or that is in respect of any item that was included in Consolidated Net Income in a prior period),

(v) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vi) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements,

(vii) the cumulative effect for such period of a change in accounting principles,

(viii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to the carrying out of any issuance of Equity Interests, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof), including (x) such fees, expenses or charges related to the Senior Notes, the Credit Agreement and this Agreement, and (y) any amendment or other modification of the Obligations or other Indebtedness, in an aggregate amount during any period of four consecutive fiscal quarters not to exceed $5,000,000, and

(ix) any non-recurring fees and expenses for such period (if incurred prior to December 31, 2014) relating to the Transactions, in an aggregate amount for all periods not to exceed $25,000,000;

provided that any cash payment made with respect to any noncash item added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any non-recurring noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period),

(ii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements and

(iv) the cumulative effect for such period of a change in accounting principles;

provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, or any exclusive license, of assets by the Company or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions and licenses in the ordinary course of business. All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Company, attributable to any Subsidiary that is not wholly owned by the Company, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such Subsidiary. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with generally accepted financial practice as if such Material Acquisition or a Material Disposition had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with generally accepted financial practice as if such Material Acquisition or a Material Disposition had occurred on the first day of such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clause (b) below, any other consolidated Subsidiary during such period and (b) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Subsidiary.

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities of the Company and the Subsidiaries and (ii) goodwill and other intangible assets of the Company and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Company most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the consolidated financial statements of the Company referred to in Section 3.04(a)). For purposes of this definition, the amount of assets and liabilities of any Subsidiary that is not wholly owned by the Company shall be included or deducted, as the case may be, only to the extent of the proportional equity interest directly or indirectly owned by the Company in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Company or any other Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means the Credit Agreement dated as of the date hereof, among the Company and the Subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto and JPMCB as administrative agent.

“Credit Party” means the Administrative Agent and each other Lender.

“Debt Incurrence” means any incurrence by the Company or any Subsidiary of Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities), under any loan or credit facility, or otherwise, other than (a) Indebtedness under the Credit Agreement and (b) Indebtedness of Subsidiaries incurred under Section 6.02(a) through (k).

“Declining Lender” has the meaning assigned to such term in Section 2.07(d).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, it notifies the Administrative Agent in writing that such failure is the result of its good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Company, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on its good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer thereof that it will comply with its obligations (and is financially able to meet such obligations) to fund Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dividend” has the meaning assigned to such term in the introduction to this Agreement.

“Documentation Agents” means Bank of America, N.A. and Citibank, N.A., in their capacities as documentation agents with respect to the credit facilities established hereunder.

“Effective Date” means the date on which the conditions set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 10.02). The Effective Date shall be deemed to have occurred for all purposes of this Agreement if Loans shall have been funded pursuant to Section 2.01.

“Effectiveness Anniversary” has the meaning assigned to such term in Section 2.07(d).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund and (d) any other Person approved by the Administrative Agent and the Company (such approval not to be unreasonably withheld); provided that (i) the Company’s approval shall not be required during the existence and continuation of an Event of Default and (ii) neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance by the Company of any Equity Interests or any securities that derive their value or rate of return by reference to Equity Interests in the Company, whether pursuant to a public offering or in a Rule 144A or other private placement, other than securities issued pursuant to employee stock arrangements or employee compensation arrangements.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate. EURIBOR Loans shall be denominated in Euro.

“Euro” or “€” means the single currency of the European Union.

“Eurocurrency Rate”, when used in reference to any Loan or Borrowing, means that such Loan or Borrowing is a LIBOR Loan or Borrowing or a EURIBOR Loan or Borrowing, as the context requires. All Loans and Borrowings denominated in an Alternative Currency must be Eurocurrency Rate Loans or Borrowings.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any date, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, at approximately 11:00 a.m., New York City time, on such date as shown on the Reuters WRLD Page for such currency. In the event that such rate does not appear on the applicable Reuters WRLD Page, (a) the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or (b) in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange available to the Administrative Agent in the market where its, or its Affiliates’, foreign currency exchange operations in respect of such currency are then being conducted, at approximately 11:00 a.m., New York City time, on such date for the purchase of US Dollars for delivery two Business Days later, after the Administrative Agent’s determination that such spot rates shall be the basis for determining the Exchange Rate, provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. Federal withholding Tax that is imposed on payments by the Borrower to such Lender pursuant to a law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office) (other than pursuant to an assignment request by the Company under Section 2.18(b)), (d) any withholding Taxes imposed by the United States of America pursuant to FATCA, and (e) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.16(f), except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16 or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type.

“Existing Revolving Maturity Date” has the meaning assigned to such term in Section 2.07(d).

“Extension Request” has the meaning assigned to such term in Section 2.09(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or equivalent of such Person.

“Fitch” means Fitch, Inc., and any successor to its rating agency business.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Form 10” means the amended registration statement on Form 10 filed by the Company with the SEC on June 10, 2014, as amended by Amendment No. 1 thereto filed with the SEC on July 25, 2014, Amendment No. 2 thereto filed with the SEC on August 29, 2014, Amendment No. 3 thereto filed with the SEC on September 5, 2014 and Amendment No. 4 thereto filed with the SEC on September 16, 2014 and shall include any amendment thereto filed with the SEC after the Closing Date (but shall not include any such amendment that shall change the terms or structure of the Spin-Off or the transactions to occur in connection therewith in a manner that is adverse in any material respect to the Company or the Lenders and shall not have been approved by the Arrangers (such approval not to be unreasonably withheld, delayed or conditioned)).

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and subject to Section 1.04.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including, without limitation, the Bank for International Settlements and the Basel Committee on Banking Supervision or any successor or similar authority to either of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increase Effective Date” has the meaning assigned to such term in Section 2.07(b).

“Increasing Lender” has the meaning assigned to such term in Section 2.07(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (limited to the value of the property securing such Indebtedness if such Indebtedness has not been assumed), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) Other Taxes.

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Initial Loans” has the meaning assigned to such term in Section 2.07(b).

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date and (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the applicable Maturity Date and, in addition, in the case of a LIBOR or a EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, or, in the case of Eurocurrency Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, the next preceding Business Day.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed by all the Lenders of the applicable Class, seven days or 12 months) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 10.13(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to an Accession Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, at any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to such date.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day. LIBO Rate, when used in reference to any Loan or Borrowing, indicates that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the LIBO Rate. LIBOR Loans shall be denominated in US Dollars or Sterling only.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement and, except for purposes of Section 10.02(b), each promissory note delivered pursuant to this Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, London Time.

“Material Acquisition” means any individual acquisition of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration for such individual acquisition (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Disposition” means any individual sale, transfer or other disposition of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) of the Company or any Subsidiary; provided that the aggregate consideration for such individual sale, transfer or other disposition (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $250,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Company and the Subsidiaries in an aggregate principal amount exceeding US$75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (a) any Subsidiary that directly or indirectly owns any Equity Interest in or Controls any Material Subsidiary and (b) any other Subsidiary (i) the consolidated revenues of which for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01 were greater than 10.0% of the Company’s total consolidated revenues for such period or (ii) the consolidated assets of which as of the end of such period were greater than 10.0% of the Company’s total consolidated assets as of such date; provided that if at any time the aggregate consolidated revenues or consolidated assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters exceeds 10% of the Company’s consolidated revenues for such period or 10% of the Company’s consolidated assets as of the end of such period, the Company shall (or, in the event the Company has failed to do so within 10 days, the Administrative Agent may) designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company included in the applicable financial statements. For purposes of this definition, the consolidated total assets and consolidated revenues of the Company as of any date prior to, or for any period that commenced prior to, the date on which the Spin-Off is consummated shall be determined on a pro forma basis after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date.

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as applicable.

“Maximum Rate” has the meaning assigned to such term in Section 10.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“MSSF” means Morgan Stanley Senior Funding, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum of all fees and out-of-pocket expenses (including underwriting discounts and commissions) paid in connection with such event by the Company and the Subsidiaries.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 10.02, and that has been consented to by the Required Lenders (or, in circumstances where Section 10.02 does not require the consent of the Required Lenders as a result of clause (ii) of the second proviso in Section 10.02(b), a majority in interest of the Lenders of the affected Class).

“Obligations” means the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents.

“Original Term Maturity Date” has the meaning assigned to such term in Section 2.09(b).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 10.04(g).

“Participant Register” has the meaning assigned to such term in Section 10.04(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any Lien in favor of the PBGC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” means the financial projections of the Company and its consolidated Subsidiaries for the fiscal year ending June 30, 2015 and for each fiscal year thereafter through June 30, 2017.

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, the day two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Rating Agencies” means Moody’s, S&P and Fitch.

“Ratings” means the public ratings from time to time established by the Rating Agencies for the Index Debt.

“Reduction/Prepayment Event” means any Debt Incurrence or Equity Issuance.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been an obligor in respect of such Original Indebtedness and (c) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Register” has the meaning assigned to such term in Section 10.04(e).

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments representing more than 50% of the sum of the aggregate principal amount of all the Term Loans then outstanding and the total unused Commitments of all Lenders at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing at least 50% of the sum of the total Revolving Exposures and the total unused Revolving Commitments at such time.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.07 or (c) increased or reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is US$0.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the US Dollar Equivalents of such Lender’s outstanding Revolving Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means September 30, 2019, or any later date to which the Revolving Maturity Date may be extended pursuant to Section 2.07(d); provided, however, that if the Spin-Off shall not have been consummated by 5:00 p.m. New York time on the third Business Day following the initial borrowing hereunder, the Revolving Maturity Date shall be the next following Business Day.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial Inc., and any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanction Laws. On the date hereof, the Sanctioned Countries are Cuba, Iran, Syria, Sudan and North Korea.

“Sanctioned Person” means, at any time, any Person that is on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or on any comparable list maintained under applicable Sanction Laws, or that is otherwise the subject of Sanction Laws.

“Sanction Laws” means laws and executive orders of the United States of America, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom imposing economic or financial sanctions or trade embargoes, and regulations implementing such laws and executive orders.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time), and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time); provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the United States Securities and Exchange Commission.

“Senior Notes” has the meaning assigned to such term in the introduction to this Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between the Company and ADP referred to in the Form 10, pursuant to which the Spin-Off shall be effected.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Spin-Off” has the meaning assigned to such term in the introduction to this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£“means the lawful currency of the United Kingdom.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.07(b).

“subsidiary” means, with respect to any Person, any corporation or other entity with respect to which such Person alone owns, subsidiaries of such Person own, or such Person and one or more of its subsidiaries together own, directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company.

“Syndication Agent” means MSSF, in its capacity as syndication agent with respect to the credit facilities established hereunder.

“TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system.

“Tax Matters Agreement” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Term Commitments is US$[750,000,000].

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means the date 90 days after the date of the initial borrowing hereunder, or such later date to which the Term Maturity Date shall have been extended pursuant to Section 2.09(b).

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, computed on a consolidated basis, but excluding contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness. For purposes of this definition, the amount of any Indebtedness shall be determined in accordance with GAAP but without giving effect to any election permitted under GAAP to value such Indebtedness at “fair value” or to any other accounting principle that would result in the amount of such Indebtedness (other than zero coupon Indebtedness) being below the stated principal amount thereof.

“Transaction Costs” has the meaning assigned to such term in the introduction to this Agreement.

“Transactions” means (a) the execution, delivery and performance by the Company and its Subsidiaries, as applicable, of the Loan Documents and the Credit Agreement, (b) the borrowings of Loans hereunder and the use of the proceeds thereof, (c) the payment by the Company of the Dividend, (d) the issuance and sale of the Senior Notes and the borrowing of Term Loans (as defined in the Credit Agreement) and the use of the proceeds thereof, (e) the repayment or cancellation of all Indebtedness of the Company and the Subsidiaries payable to ADP or Affiliates of ADP, (f) the consummation of the Spin-Off and (g) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the Alternate Base Rate.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Company and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor law).

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith, and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency on or about the date of the commencement of the initial Interest Period and each subsequent Interest Period therefor (and, in the case of any Interest Period longer than three months, as of each Interest Payment Date applicable to such Borrowing), in each case using the applicable Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section. For purposes of Article VI and the definitions employed therein, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s most recent annual or quarterly financial statements.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make a Term Loan to the Company, denominated in US Dollars, on the Effective Date in a principal amount not exceeding its Term Commitment, and (b) each Revolving Lender agrees to make to the Borrower, from time to time during the Availability Period, Revolving Loans denominated in US Dollars or in Alternative Currencies in amounts that will not at any time result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment, (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments or (iii) the Alternative Currency Exposure exceeding the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing denominated in US Dollars and each Term Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans and (iii) each Revolving Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing, EURIBOR Revolving Borrowing or LIBOR Term Borrowing, and at the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (a) a LIBOR Term Borrowing that results from a continuation of an outstanding LIBOR Term Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (b) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of 15 LIBOR Borrowings and EURIBOR Borrowings in the aggregate at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall be entitled to request, or to elect to convert or continue, any LIBOR or EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Maturity Date, as applicable.

SECTION 2.03. Requests for Revolving Borrowings or Term Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBOR Borrowing or EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing (or, in the case of any LIBOR Borrowing or EURIBOR Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) the aggregate amount of the requested Borrowing and, in the case of a Revolving Borrowing, the currency of such Borrowing (which shall be US Dollars or an Alternative Currency);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Revolving Borrowing or a Term Borrowing;

(v) in the case of a requested Borrowing denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no currency is specified with respect to any requested LIBOR Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (B) in the case of a Borrowing denominated in Sterling, a LIBOR Borrowing and (C) in the case of a Borrowing denominated in Euro, a EURIBOR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency (a) in the case of an ABR Borrowing, by 1:00 p.m., New York City time and (b) in the case of a Eurocurrency Borrowing, by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to such account as shall be designated in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars, and the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, in the case of Loans denominated in a Alternative Currency, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans.

SECTION 2.05. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type (provided that a Borrowing denominated in an Alternative Currency may not be converted into an ABR Borrowing) or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time and date that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of an executed written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Rate Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing, EURIBOR Revolving Borrowing or LIBOR Term Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in an Alternative Currency, become due and payable on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company (provided that no such notice shall be required in the case of any Event of Default under clause (h) or (i) of Article VII with respect to the Borrower), then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, (A) each LIBOR Borrowing denominated in US Dollars shall, at the end of the Interest Period applicable thereto, be converted to an ABR Borrowing and (B) each LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing denominated in an Alternative Currency shall, at the end of the Interest Period applicable thereto, be continued as a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing with an Interest Period of one month.

SECTION 2.06. Termination or Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date; provided, that all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on December 31, 2014, if the Effective Date shall not theretofore have occurred.

(b) The Company may at any time terminate or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) In the event and on each occasion that, after the Closing Date and prior to the termination of the Term Commitments in accordance with this Section, any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Reduction/Prepayment Event, (i) the Company shall on the day of such receipt provide to the Administrative Agent written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) the Term Commitments will automatically and permanently reduce by an aggregate amount equal to the lesser of the aggregate amount of the Term Commitments then in effect and the amount of such Net Proceeds, such reduction to be effective on the day on which such Net Proceeds are received.

(d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of such a notice or of a notice pursuant to paragraph (c) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of any of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the occurrence of subsequent events (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07. Increase of Revolving Commitments; Extension of Revolving Maturity Date. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new Revolving Commitments to be extended by the Increasing Lenders or cause the existing Revolving Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender set forth in such notice; provided that (i) the aggregate amount of all Commitment Increases effected pursuant to this paragraph shall not exceed US$100,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Company (in each case, which approval shall not be unreasonably withheld or delayed) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Company (an “Accession Agreement”). New Revolving Commitments and increases in Revolving Commitments shall, subject to the terms and conditions of this Section, become effective on the date specified in the applicable notice delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Revolving Lender hereunder, and subject to all obligations of a Revolving Lender hereunder. For the avoidance of doubt, upon the effectiveness of any Commitment Increase, the Applicable Percentages of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(b) On the effective date of any Commitment Increase pursuant to this Section (the “Increase Effective Date”), (i) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Loans”) immediately prior to giving effect to such Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (ii) after the effectiveness of the Commitment Increase, the applicable Borrower shall be deemed to have requested new Revolving Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans, in the same currency as the Initial Loans, and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (iii) each Revolving Lender shall pay to the Administrative Agent in same day funds (in the applicable currencies) an amount equal to the difference, if positive, between (A) such Lender’s Applicable Percentage of the Revolving Commitments (calculated after giving effect to the Commitment Increase) of each Subsequent Borrowing and (B) such Lender’s Applicable Percentage of the Revolving Commitments (calculated without giving effect to the Commitment Increase) of each Borrowing comprised of Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds (in the applicable currencies) that is equal to the difference, if positive, between (A) such Lender’s Applicable Percentage of the Revolving Commitments (calculated without giving effect to the Commitment Increase) of each Borrowing comprised of Initial Loans and (B) such Lender’s Applicable Percentage of the Revolving Commitments (calculated after giving effect to the Commitment Increase) of the amount of each Subsequent Borrowing, (v) each Increasing Lender and each other Revolving Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vi) the Company shall pay to each Revolving Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Rate Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(c) Notwithstanding the foregoing, no increase in the Revolving Commitments (or in any Revolving Commitment of any Lender) shall become effective under this Section unless, on the applicable Increase Effective Date, (A) the conditions set forth in Sections 4.02(a) (but without giving effect to the parenthetical therein) and 4.02(b) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, and (B) the Administrative Agent shall have received an opinion of counsel for the Company (which may be internal counsel) as to the power and authority of the Borrower to borrow and perform its obligations hereunder after giving effect to such increase.

(d) The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Revolving Lenders) not less than 30 days and not more than 120 days prior to any anniversary of the Effective Date (an “Effectiveness Anniversary”), request that the Revolving Lenders extend the Revolving Maturity Date and the Revolving Commitments for an additional period of one year. The Company may deliver such a notice to the Administrative Agent no more than twice during the Availability Period. Each Revolving Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Revolving Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any

Revolving Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Revolving Lenders constituting the Required Revolving Lenders shall have agreed to an extension request, then the Revolving Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Revolving Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Revolving Maturity Date extension shall be at the sole discretion of each Revolving Lender. The Revolving Commitment of any Declining Lender shall terminate on the Revolving Maturity Date in effect as to such Revolving Lender prior to giving effect to any such extension (such Revolving Maturity Date being called the “Existing Revolving Maturity Date”). The principal amount of any outstanding Revolving Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the applicable Existing Revolving Maturity Date, and on such Existing Revolving Maturity Date the Company shall also make such other prepayments of Loans as shall be required in order that, after giving effect to the termination of the Revolving Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments then in effect and (ii) the amount of the total Alternative Currency Exposures shall not exceed the Alternative Currency Sublimit then in effect. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to and in accordance with Section 2.18(b), at any time prior to any Existing Revolving Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a request for the extension of the Revolving Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Revolving Maturity Date pursuant to this paragraph shall become effective unless (A) the conditions set forth in Sections 4.02(a) (but without giving effect to the parenthetical therein) and 4.02(b) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension) on and as of the Effectiveness Anniversary next following the Company’s delivery of the applicable request for extension of the Revolving Maturity Date and the Administrative Agent shall have received a certificate to that effect dated such Effectiveness Anniversary and executed by a Financial Officer of the Company, and (B) the Administrative Agent shall have received an opinion of counsel for the Company (which may be internal counsel) as to the power and authority of the Borrower to borrow and perform its obligations hereunder after giving effect to such extension.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to the Borrower on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan made by such Lender to the Borrower as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or pay any other amounts due hereunder in accordance with the terms of this Agreement.

(e) Any Lender may request that the Term Loans or Revolving Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender such a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Repayment of Term Loans; Extension of Term Maturity Date. (a) The Company shall repay the principal of the Term Borrowings on the Term Maturity Date.

(b) The Company may, not fewer than three Business Days prior to the Term Maturity Date (but not more than once during the term of this Agreement), by delivery of a notice to the Administrative Agent (an “Extension Request”), cause the Term Maturity Date to be extended to a date specified in such Extension Request that shall be a Business Day and shall not be later than the date 180 days after the date of the borrowing hereunder; provided that no such extension of the Term Maturity Date shall become effective unless (i) the conditions set forth in Sections 4.02(a) (but without giving effect to the parenthetical therein) and 4.02(b) shall be satisfied on and as of the Term Maturity Date in effect prior to such extension (the “Original Term Maturity Date”) with all references in such paragraphs to a Borrowing being deemed to be references to such extension, (ii) the Administrative Agent shall have received a certificate to that effect dated the Original Term Maturity Date and executed by a Financial Officer of the Company, and (iii) the Company shall have paid to the Administrative Agent, for the accounts of the Lenders, the fees provided for in Section 2.11(c).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) If the total Revolving Exposures or the total Alternative Currency Exposures shall at any time exceed the total Revolving Commitments or the Alternative Currency Sublimit, respectively, then (i) on the last day of any Interest Period applicable to any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing of the applicable Class and (ii) on any other date in the event any ABR Revolving Borrowing of the applicable Class shall be outstanding, the Borrower shall prepay US Dollar Revolving Loans or Alternative Currency Revolving Loans of the applicable Type in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable. If, on any date, the total Revolving Exposures shall exceed 105% of the total Revolving Commitments or Alternative Currency Sublimit, respectively, then the Borrower shall, not later than the third Business Day following the date notice of such excess is received from the Administrative Agent, prepay one or more Borrowings of the applicable Class in an aggregate principal amount sufficient to eliminate such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(d) In the event and on each occasion that, after the making of the Term Loans hereunder, any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Reduction/Prepayment Event, (i) the Company shall promptly provide Administrative Agent written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) not later than two (2) Business Days following the day of such receipt the Company shall, without penalty or premium but subject to Section 2.15, prepay Term Loans in an amount equal to such Net Proceeds.

(e) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or fax) of any optional prepayment hereunder (i) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination or reduction of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) Reserved.

(b) The Company agrees to pay to the Administrative Agent for the account of each Term Lender a ticking fee, which shall accrue at the Applicable Rate set forth under the caption “Commitment Fee Rate/Ticking Fee Rate” in the definition of such term on the daily amount of the unused Term Commitment of such Lender during the period from and including September 30, 2014, to but excluding the earlier of the Effective Date and the date on which all the Term Commitments shall have terminated and shall be payable in arrears on such earlier date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) In the event the Term Maturity Date shall be extended as provided in Section 2.09(b), the Company agrees to pay to the Administrative Agent, for the account of each Term Lender, on the Original Term Maturity Date, an extension fee equal to 0.150% of the aggregate principal amount of the Term Loans of such Lender outstanding on such date.

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(e) All fees payable hereunder shall be paid in US Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Revolving Lenders and, in the case of ticking fees, to the Term Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate set forth under the caption “ABR Spread” in the definition of such term.

(b) The Loans comprising each LIBOR Borrowing denominated in US Dollars shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “LIBO/EURIBO Rate Spread” in the definition of such term. The Loans comprising each LIBOR Borrowing denominated in Sterling shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “LIBO/EURIBO Rate Spread” in the definition of such term.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “LIBO/EURIBO Rate Spread” in the definition of such term.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall not be paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon the termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan, EURIBOR Revolving Loan or LIBOR Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or EURIBOR Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the applicable Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the applicable Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a LIBOR Borrowing or a EURIBOR Borrowing in such currency shall be ineffective, and, unless repaid, such Borrowing shall be converted to, or continued as, on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in US Dollars, an ABR Borrowing, or (B) if such Borrowing is denominated in any Alternative Currency, a Borrowing bearing interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period plus the Applicable Rate and (ii) if any Borrowing Request requests a LIBOR Revolving Borrowing or a EURIBOR Borrowing in such currency, such Borrowing shall be made (A) if such Borrowing is denominated in US Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in any Alternative Currency, as a Borrowing bearing interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period plus the Applicable Rate.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or any applicable interbank market any other condition (other than with respect to Taxes) affecting this Agreement or Eurocurrency Rate Loans made by any Lender; or

(iii) subject any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Each Lender shall determine the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section using the methods customarily used by it for such purpose (and if such Lender uses more than one such method, the method used hereunder shall be that which most accurately determines such amount or amounts). A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and an explanation in reasonable detail of the method by which such amount shall have been determined, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation for additional amounts or costs pursuant to this Section unless it is the general policy of such Lender at such time to seek compensation under similar circumstances from other similarly situated borrowers with credit agreements containing yield protection provisions that provide for such compensation.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (b) the conversion of any Eurocurrency Rate Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is revoked under Section 2.06(c)) or (d) the assignment or deemed assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or EURIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of the Borrower in respect of any Obligation hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the relevant Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the relevant Borrower to do so) attributable to such Lender and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(g) relating to the maintenance of a Participant Register, in each case that are paid or payable by such Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (e) shall be paid within 15 Business Days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, at of prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without any defense, set–off, recoupment, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified by it for the account of the Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company, provided that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrower will be deemed to have satisfied its obligations with respect to payments referred to in this proviso if it shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and the Borrower will not be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions). The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly, in accordance with customary banking practices, following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder, including of principal or interest in respect of any Loan, shall, except as otherwise expressly provided herein, be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the applicable Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their respective applicable Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set–off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Any purchaser of a participation under this paragraph shall have the benefit of Sections 2.14, 2.15 and 2.16 with respect to the participation purchased, but shall not be deemed by virtue of such purchase to have extended any Commitment that it had not extended prior to such purchase.

(c) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in any Alternative Currency).

(d) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to this Agreement (including pursuant to Sections 2.04(b), 2.17(c) and 10.03(c)), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall consult with the Company regarding any actions that could be taken to reduce amounts payable under such Sections and the costs of taking such actions and shall, at the request of the Company following such consultations, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (iii) any Lender becomes a Defaulting Lender, (iv) any Lender delivers a Notice of Objection pursuant to Section 2.19 or (v) any Lender is a Declining Lender or (vi) any Lender is a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents (or, in the case of any such assignment and delegation pursuant to clause (v) or (vi) above, all its interests, rights and obligations under this Agreement as a Lender of a particular applicable Class) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class), from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment and delegation resulting from the delivery of a Notice of Objection under Section 2.19, it shall not be unlawful under

Federal or applicable state or foreign law for the assignee to make Loans or otherwise extend credit to or do business with the Subsidiary in respect of which such Notice of Objection was delivered, (iv) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result (or is reasonably expected to result) in a reduction in such compensation or payments, (v) in the case of any such assignment and delegation resulting from the status of such Lender as a Declining Lender, the assignee shall have agreed to the applicable request for the extension of the Revolving Maturity Date and (vi) in the case of any such assignment and delegation resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the applicable Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Borrowing Subsidiaries. The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company; provided, that no Subsidiary may be designated as a Borrowing Subsidiary or borrow hereunder if it shall be unlawful for such Subsidiary so to borrow or for any Lender to lend to such subsidiary. As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Borrowing Subsidiary Agreement to the Revolving Lenders. Each Borrowing Subsidiary Agreement shall become effective on the date five Business Days after it has been posted by the Administrative Agent to the Revolving Lenders (subject to the receipt by any Revolving Lender of any information reasonably requested by it not later than the third Business Day after the posting date of such Borrowing Subsidiary Agreement under the Patriot Act or other “know-your-customer” laws), unless prior thereto the Administrative Agent shall have received written notice from any Revolving Lender (a) that it is unlawful under Federal or applicable state or foreign law for such Revolving Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein or (b) that such Revolving Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which such Subsidiary is located (a “Notice of Objection”), in which case such Borrowing Subsidiary Agreement shall not become effective until such time as such Lender withdraws such Notice of Objection or ceases to be a Lender hereunder pursuant to Section 2.18(b). Upon the effectiveness of a Borrowing Subsidiary Agreement as provided in the preceding sentence, the applicable Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11; and

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent and the Company shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall fund its Loans to the Borrower or purchase at par Revolving Exposures of the other Lenders, in each case as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Exposures ratably in accordance with its applicable Commitments. Such Lender shall cease to be a Defaulting Lender upon remedying all matters to the satisfaction of the Administrative Agent and the Company that caused such Lender to be a Defaulting Lender, including the funding of any Revolving Exposure necessary in order for such Lender to hold such Exposures ratably in accordance with its applicable Commitments.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. The Company and each of the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Company’s powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as may be required under applicable securities laws and regulations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows as of and for its fiscal year ended June 30, 2014, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since June 30, 2014, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and the Subsidiaries owns or is licensed to use (or has entered into license agreements with ADP that will become effective upon consummation of the Spin-Off that will license it to use) all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the

Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company and the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve this Agreement or (iii) that involve the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company and the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. The Company and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Federal Reserve Regulations. (a) Neither the Company nor any Subsidiary is engaged principally, or as a substantial part of its activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U of the Board).

(b) No part of the proceeds of any Loan has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that has resulted or will result in a violation of Regulation T, U or X of the Board.

SECTION 3.09. Investment Company Status. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Taxes. The Company and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$75,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans in the aggregate (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$75,000,000 the fair market value of the assets of all such Plans.

SECTION 3.12. Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information (excluding any projections or forward-looking information and information of a general economic or industry nature) furnished by or on behalf of the Company to the Arrangers, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole and including any supplements thereto, contained or will contain, at the time furnished, any material misstatement of fact or omitted or will omit, at the time furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections and other forward-looking information contained in the Confidential Information Memorandum or in the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Arrangers, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder have been or will be prepared by the Company in good faith based upon assumptions that were reasonable at the time made and at the time such projections and other information were or will be furnished (it being understood that such projections are not to be viewed as fact and that actual results may vary therefrom and that such variations may be material and the Company does not make any representation that such projections will be realized).

SECTION 3.13. Solvency. Immediately after the consummation of the Transactions on the Effective Date, (assuming, for purposes of the foregoing, that the Dividend will be paid and the Spin-Off will be completed on the Effective Date) (a) the fair value of the assets of the Company and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.14. Anti-Corruption Laws and Sanction Laws. The Company has implemented and will maintain and enforce policies and procedures that are in the Company’s judgment appropriate to ensure compliance by the Company, its Subsidiaries, and their directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanction Laws, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanction Laws in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of the proceeds of any Loan or other transaction contemplated by this Agreement will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanction Laws.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested by the Administrative Agent or the Lenders at least ten days prior to the Closing Date.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Company in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and paragraphs (h), (i) and (k) of this Section.

(f) The Administrative Agent shall have received the audited consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended June 30, 2013 and 2014.

(g) The Administrative Agent shall have received (i) a certificate from a Financial Officer of the Company, confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving pro forma effect to the Transactions and (ii) a copy of the legal opinion delivered to the Board of Directors of the Company as to the tax-free nature of the Spin-Off.

(h) After giving effect to the Transactions, neither the Company nor any of its Subsidiaries shall have outstanding any Indebtedness for borrowed money or, in the case of the Subsidiaries only, shares of preferred stock, other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior Notes and the Indebtedness incurred under the Credit Agreement, (iii) intercompany Indebtedness between the Company and its Subsidiaries or between any such Subsidiary and any other Subsidiary and (iv) Indebtedness listed on Schedule 6.02, and the aggregate principal amount of all such outstanding Indebtedness shall not exceed US$1,000,000,000.

(i) All transactions to occur in connection with the Spin-Off (including the transfer by ADP to the Company of all assets and rights to be held by it following the Spin-Off), other than (i) the funding of the initial Loans hereunder, (ii) the payment of the Dividend, and (iii) the distribution of shares of the Company to the shareholders of ADP, shall have been completed, or shall be completed on the Effective Date, on terms consistent in all material respects with the information contained in the Form 10 and the pro forma financial statements and Projections of the Company heretofore delivered by ADP and the Company to the Lenders. All conditions to the payment of the Dividend and the completion of the Spin-Off set forth in the Form 10 shall have been satisfied, and, the Company and ADP shall be satisfied that the payment of the Dividend and the Spin-Off will occur before the end of the third Business Day immediately following the Effective Date on terms consistent with the information contained in the Form 10 and such pro forma financial statements and Projections of the Company.

(j) The Administrative Agent and the Lenders shall have received true and complete copies of the Separation and Distribution Agreement and all other material agreements required to be delivered thereunder or in connection therewith. The terms of the Separation and Distribution Agreement and each related agreement shall be consistent in all material respects with the information set forth in the Form 10, and no term or condition of the Separation and Distribution Agreement or any related agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Company or the Lenders, except as previously approved by the Arrangers (such approval not to be unreasonably withheld, delayed or conditioned).

(k) The Company shall have issued the Senior Notes or, in lieu thereof, shall have borrowed Term Loans hereunder, and shall have received proceeds therefrom in an amount sufficient, together with the proceeds of the Term Loans (as defined in the Credit Agreement) and other cash of the Company that in the judgment of the Company is not required for working capital purposes, to fund the Dividend and pay the Transaction Costs.

(l) The Company shall have converted from a Delaware limited liability company to a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act.

(m) The Administrative Agent shall have received a certificate of a Financial Officer of the Company setting forth the aggregate amount of Net Proceeds received by the Company or any Subsidiary from any Reduction/Prepayment Events that shall have occurred after the Closing Date and on or prior to the Effective Date, or confirming that no such Net Proceeds have been received.

(n) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to this Agreement or the commitment letter or fee letters entered into by the Company in connection herewith and not theretofore paid, including accrued ticking fees payable pursuant to Section 2.11(b) and, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower in connection with this Agreement and the Transactions.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective and the Commitments shall terminate in the event that the Effective Date and the borrowing of the Term Loans shall not have occurred by December 31, 2014.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including each Borrowing made on the Effective Date) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (other than, with respect to any Borrowing occurring after the Effective Date, the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects, and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects, and (ii) otherwise, in all material respects, as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company and each Borrowing Subsidiary on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Credit Extensions to Borrowing Subsidiaries. The obligations of the Lenders to make the initial Loans to each Borrowing Subsidiary shall be subject to the satisfaction of the following additional conditions:

(a) The Administrative Agent (or its counsel) shall have received a Borrowing Subsidiary Agreement of such Borrowing Subsidiary duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents, legal opinions and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) Each Lender shall have received all documentation and other information with respect to such Borrowing Subsidiary requested by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth in reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of the Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company or any Subsidiary to its shareholders generally, as the case may be (other than (i) registration statements on Form S-8, (ii) filings under Sections 16(a) or 13(d) of the Exchange Act and (iii) routine filings related to employee benefit plans);

(e) promptly, but not later than five Business Days after the publication of any change by Moody’s, S&P or Fitch in its Rating, notice of such change;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of the Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clauses (a), (b) and (d) of this Section shall be deemed to have been delivered on the date on which the Company posts such information on the Company’s website on the Internet at cdkglobal.com or when such information is posted on the SEC’s website at www.sec.gov. Notices required to be delivered pursuant to clause (e) of this Section shall be deemed to have been delivered on the date on which the Company posts such information on the Internet at the website cdkglobal.com or when the publication is first made available by means of Moody’s, S&P’s or Fitch (as the case may be) Internet subscription service. The Administrative Agent shall promptly make available to each Lender a copy of the certificate to be delivered pursuant to clause (c) of this Section by posting such certificate on IntraLinks or by other similar means.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice (in any case within five Business Days) of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04. Taxes. The Company will, and will cause each Subsidiary to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Company will, and will cause each Subsidiary to, comply with the provisions of the Separation and Distribution Agreement and the Tax Matters Agreement insofar as non-compliance could result in the Spin-Off being a taxable event.

SECTION 5.05. Business and Properties. The Company will, and will cause each Material Subsidiary to, at all times, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. The Company will keep and cause each of its Subsidiaries to keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will and will cause each of its Subsidiaries to permit any representatives designated by the Administrative Agent, or by any Lender through the Administrative Agent, at reasonable times and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as a representative of the Company is present, independent accountants.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanction Laws.

SECTION 5.08. Use of Proceeds. (a) The Company will use the proceeds of the Term Loans made hereunder on the Effective Date, together with proceeds of the Senior Notes, the Term Loans (as defined in the Credit Agreement) and other available cash, to pay the Dividend and the Transaction Costs and for general corporate purposes. The Borrower will use the proceeds of the Revolving Loans made hereunder for general corporate purposes of the Company and the Subsidiaries. The Company will ensure that at the time each Loan is made and after giving effect to the use of the proceeds thereof, no more than 25% of the value of the assets of either the Company or the Company and the Subsidiaries taken as a whole subject to the restrictions of Section 6.01 or 6.04 shall be represented by Margin Stock (within the meaning of Regulation U of the Board).

(b) Notwithstanding the foregoing, the Borrower will not request any Loans and no part of the proceeds of any Loan will be used, whether directly or indirectly, by the Company, any Subsidiary or its or their respective directors, officers, employees and agents (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanction Laws applicable to any party hereto.

SECTION 5.09. Consummation of the Remaining Transactions. The Company will cause the payment of the Dividend and the consummation of the Spin-Off, when they occur, to be on terms and with results relating to the Company and the Subsidiaries consistent in all material respects with the information contained in the Form 10 and the financial statements and Projections of the Company heretofore delivered by the Company and ADP to the Lenders.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such extensions, renewals or replacements;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such extensions, renewals or replacements;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by the Company and the Subsidiaries; and

(f) other Liens not expressly permitted by clauses (a) through (e) above; provided that the sum of (i) the aggregate principal amount of the outstanding obligations secured by Liens permitted under this clause (f), (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.02(l) and (iii) the aggregate outstanding amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03(b) shall not at any time exceed the greater of $125,000,000 and 15% of Consolidated Net Tangible Assets.

SECTION 6.02. Subsidiary Indebtedness. The Company will not permit any Subsidiary to incur any Indebtedness or to issue any preferred stock or other preferred Equity Interests except:

(a) Indebtedness, preferred stock or other preferred Equity Interests existing on the date hereof and set forth on Schedule 6.02, and any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such extension, renewal or replacement;

(b) Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that no such Indebtedness shall have been assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

(c) Indebtedness, preferred stock or preferred Equity Interests of any Person existing at the time it becomes a Subsidiary and any Refinancing Indebtedness in respect of any such Indebtedness; provided that such Indebtedness, preferred stock or preferred Equity Interests shall not have been incurred or issued, as applicable, in contemplation of or in connection with such Person becoming a Subsidiary;

(d) Indebtedness of any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (ii) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) no Subsidiary (other than such Person or any special purpose merger Subsidiary with which such Person is merged or consolidated) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing;

(f) Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness of any other Subsidiary so guaranteed is permitted under this Section and (ii) any Subsidiary that shall guarantee Indebtedness of the Company shall also have guaranteed the Obligations under an agreement satisfactory in form and substance to the Administrative Agent;

(g) Indebtedness incurred in connection with Hedging Agreements entered into for non-speculative purposes;

(h) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, in each case incurred in the ordinary course of business;

(i) Indebtedness in respect of workers’ compensation claims and bid, performance or surety bonds, and Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting such obligations;

(j) Indebtedness arising in connection with the endorsement of instruments for collection or deposit in the ordinary course;

(k) Indebtedness under the Credit Agreement; and

(l) other Indebtedness not expressly permitted by clauses (a) through (j) above; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted under Section 6.01(f), (ii) the aggregate outstanding principal amount of Indebtedness permitted under this clause (k) and (iii) the aggregate outstanding amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03(b) shall not at any time exceed the greater of $125,000,000 and 15% of Consolidated Net Tangible Assets.

SECTION 6.03. Sale and Leaseback Transactions. The Company will not, and will not permit any of the Subsidiaries to, enter into or be a party to any Sale and Leaseback Transaction except:

(a) Sale and Leaseback Transactions to which the Company or any Subsidiary is a party as of the date hereof that are set forth on Schedule 6.03; and

(b) other Sale and Leaseback Transactions not expressly permitted by clause (a) above; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted under Section 6.01(f), (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.02(k) and (iii) the aggregate outstanding amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by this paragraph (b) shall not at any time exceed the greater of $125,000,000 and 15% of Consolidated Net Tangible Assets.

SECTION 6.04. Fundamental Changes. (a) The Company will not, and will not permit any Borrowing Subsidiary to, (i) merge into or consolidate with any other Person, (ii) permit any other Person to merge into or consolidate with it, or (iii) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) the Company or any Borrowing Subsidiary may merge or consolidate with any Subsidiary or other Person (or permit any such Person to merge or consolidate with it) if the Company or such Borrowing Subsidiary, as the case may be, is the surviving Person and, in the case of a Borrowing Subsidiary, remains a Subsidiary, and (B) any Borrowing Subsidiary may liquidate or dissolve into the Company or another Borrowing Subsidiary.

(b) The Company will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

(c) The Company will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement and businesses reasonably related, ancillary or complementary thereto or constituting a reasonable extension thereof.

SECTION 6.05. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, enter into any agreement that restricts the ability of any Subsidiary to pay dividends or other distributions to the Company or other Subsidiaries or to make or repay loans or advances to the Company or other Subsidiaries; provided that the foregoing shall not apply to (a) restrictions imposed by law or by this Agreement, (b) restrictions imposed by the Senior Notes or the Credit Agreement, (c) restrictions existing on the date hereof identified on Schedule 6.05 (or to any extension, amendment, modification, renewal or replacement thereof not expanding the scope of any such restriction or condition), (d) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary, (e) restrictions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and permitted by Section 6.02(e) (but shall apply to any amendment or modification expanding the scope of any such restriction), provided that such restrictions and conditions apply only to such Subsidiary, or (f) customary restrictions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale to the extent that such restrictions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder.

SECTION 6.06. Leverage Ratio. The Company will not permit the Leverage Ratio at any time after the date of this Agreement to exceed 3.50 to 1.00.

SECTION 6.07. Ratio of Consolidated EBITDA to Consolidated Interest Expense. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for any period of four consecutive fiscal quarters of the Company ending after the date of this Agreement, commencing with the period of four consecutive fiscal quarters ending on September 30, 2014, to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s existence) or 5.08 or in Article VI;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) the Company or any Subsidiary shall default in the payment (whether of principal or interest and regardless of amount) of any Material Indebtedness when due and payable after giving effect to any applicable grace periods;

(g) any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$50,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged and not vacated or paid in full for a period of 45 consecutive days during which execution shall not be effectively stayed (which stay shall include the posting of a bond pending appeal that has the effect of staying execution of such judgment), or any action shall be legally taken by a judgment creditor to attach or levy upon assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, and by the Borrower with respect to clause (c) below, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Default or Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to it by a Borrower (in which case the Administrative Agent shall give written notice to each other Lender), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld and except during the continuance of an Event of Default hereunder, when no consent shall be required), to appoint a successor. In addition, if the Administrative Agent is a Defaulting Lender due to it having had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, the Required Lenders shall have the right, by notice in writing to the Company and the Administrative Agent, to remove the Administrative Agent in its capacity as such and, with the consent of the Company (not to be unreasonably withheld and except during the continuance of an Event of Default, when no consent shall be required), to appoint a successor. If (a) no successor to a retiring Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or (b) no successor to a removed Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days following the issuance of a notice of removal, the removal shall become effective on such 30th day and on such date the Required Lenders shall succeed as Administrative Agent to such removed Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, as the case may be, and such retiring or removed Administrative Agent, as the case may be, shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent. its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on the amount of its Loans and available Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Company and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Company; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified Person for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined to have resulted from the gross negligence or willful misconduct of the Administrative Agent, any of its Related Parties or any of their respective directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified on the facing page or signature pages of this Agreement or elsewhere herein as a “lead arranger”, “bookrunner”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Reserved

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at 1950 Hassell Road, Hoffman Estates, IL 60169, Attention of President (Fax No. 847-781-9820), with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attention of Monica K. Thurmond (Fax No. 212-492-0055), and if to any Borrowing Subsidiary, to it in care of the Company;

(ii) if to the Administrative Agent, as follows: (A) if such notice relates to a Loan or Borrowing denominated in US Dollars, or does not relate to any particular Loan or Borrowing, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, Floor 03 Newark, DE, 19713-2107, United States, Attention of George D. Ionas (Fax No. 302-634-3301) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, NY 10179, United States, Attention of Tina Ruyter (Telephone No. 212-270-4676; Fax No. 212-270-5127) and (B) if such notice relates to a Loan or Borrowing denominated in Euro or Sterling, to J.P. Morgan Europe Limited, Loans Agency 6th floor, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention of The Manager, Loan & Agency Services London (Fax No. 44 (0) 207 777 2360) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, NY 10179, Attention of Tina Ruyter (Fax No. 212-270-5127);

(iii) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures and may be limited to particular notices or communications.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto, or in the case of a Lender, to the Administrative Agent and the Company. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(d)), or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case, without the written consent of each Lender affected thereby (provided that nothing shall limit the right of the Borrower to extend the Maturity Date pursuant to Section 2.09), (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (it being understood that the addition of new tranches of loans or commitments that may be extended under this Agreement pursuant to Section 2.07 shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (except, in each case, to provide for new tranches of loans or commitments that may be extended under this Agreement), (vi) subordinate the Obligations of the Company to any other Indebtedness without the consent of each affected Lender or (vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the funding obligations of, Lenders with Commitments of any Class differently than those of Lenders with Commitments of each other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of the adversely affected Class; provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Term Lenders (but not the Revolving Lenders), or the Revolving Lenders (but not the Term Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders. Notwithstanding anything else in this Section to the contrary, (A) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Company and the Required Lenders, (B) no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of (1) any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be adversely affected by such amendment, waiver or other modification or (2) with respect to any waiver, amendment or modification referred to in the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such waiver, amendment or other modification and (C) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least three Business Days prior written notice thereof and the Administrative Agent shall not have received, within three Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders, stating that the Required Lenders object to such amendment. Any amendment, waiver or modification effected in accordance with this Section will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers, taken as a whole, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, incurred during any workout, restructuring or negotiations in respect of the Loans or in connection with the enforcement or protection of its rights under any Loan Document, including its rights under this Section or in connection with the Loans made hereunder.

(b) The Company shall indemnify the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent, each Lender and each Related Party of any of the foregoing Persons (each of the foregoing being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, liabilities and out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee (whether by a third party or by the Borrower or any of its Affiliates, and whether based on contract, tort or any other theory) arising out of, in connection with, or as a result of (i) the arrangement and syndication of the credit facilities provided for herein, (ii) the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) the execution, delivery or performance by the Company and the Subsidiaries of the Loan Documents, or any actions or omissions of the Company or any of the Subsidiaries in connection therewith or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses shall have (i) been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) resulted from a claim brought by a Borrower against an Indemnitee or any of its Related Parties for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction to the effect that such a material breach in bad faith has occurred or (iii) arisen from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Company or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent or an Arranger in its capacity as such).

(c) To the extent that the Company fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent or against any Related Party acting for the Administrative Agent (or any sub-agent) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently) in effect.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions contemplated hereby or thereby, other than for damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section), the Arrangers, the Syndication Agent, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Eligible Assignee with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or a Related Fund, or, if an Event of Default has occurred and is continuing, to any other assignee; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(ii) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender or an Affiliate of a Lender.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement as such rights and obligations relate to the Class of Loans or Commitments being assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(d) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section. In connection with any assignment by a Lender to an Affiliate of such Lender, unless such Lender is legally required to make such assignment, the Borrower shall not be responsible under Section 2.14 or 2.16 for any increased costs in effect at the time of and resulting from such assignment, but shall be responsible for any such increased costs that would have been incurred by the assigning Lender absent such assignment.

(e) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any consent to such assignment required by paragraph (b) or (c) of this Section, the Administrative Agent shall record the information contained in such Assignment and Assumption in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g) Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (h) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person other than a Governmental Authority except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s or the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.16(f) as though it were a Lender.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any foreign central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions or the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, and any provisions in any commitment letter executed and delivered by the Company in connection with the transactions contemplated hereby that by the express terms of such commitment letter survive the execution or effectiveness of this Agreement, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document or any fee letter related to the credit facilities established hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the Transactions in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality; Non-Public Information. (a) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority) having jurisdiction over such Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Agents or the Lenders against the Borrower under this Agreement or any other Loan Document, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider relating to the Borrower and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section of which such Agent or Lender is aware or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section of which such Agent or Lender is aware. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Company and its Related Parties or the Company’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Company, the Subsidiaries or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company, the Subsidiaries and their Related Parties or the Company’s securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 10.13. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may, in accordance with normal banking procedures in the relevant jurisdiction, purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to provide the Lenders, upon request, with all documentation and other information required to be obtained by the Lenders pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 10.16. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower, on behalf of itself, the Subsidiaries and its and their respective Affiliates, waives and releases, to the fullest extent permitted by law, any claims that the Borrower, the Subsidiaries or such Affiliates may have against the Administrative Agent, any Person identified on the facing page or signature pages of this Agreement or elsewhere herein as a “syndication agent” or “documentation agent”, any Lender or any Affiliate of any of the foregoing in respect of any breach or alleged breach of agency or fiduciary duty.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDK GLOBAL HOLDINGS, LLC, as the Company,

by
Name:
Title:

[SIGNATURE PAGE TO CDK GLOBAL HOLDINGS BRIDGE CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender,

by
Name:
Title:

[SIGNATURE PAGE TO CDK GLOBAL HOLDINGS BRIDGE CREDIT AGREEMENT]

Lender:____________________________________,

by
Name:
Title:

For any Lender requiring a second signature line:

by
Name:
Title:

[SIGNATURE PAGE TO CDK GLOBAL HOLDINGS BRIDGE CREDIT AGREEMENT]

Schedule 2.01

Commitments

Lender	Total Commitments
JPMorgan Chase Bank, N.A.	$233,330,000.00
Morgan Stanley Bank, N.A.	$233,330,000.00
Bank of America, N.A.	$116,670,000.00
Citibank, N.A.	$116,670,000.00
U.S. Bank National Association	$50,000,000.00

Total	$750,000,000.00

Schedule 6.01

Existing Liens

None.

Schedule 6.02

Existing Indebtedness

None.

Schedule 6.03

Existing Sale and Leaseback Transactions

None.

Schedule 6.05

Restrictive Agreements

None.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is [an Affiliate] [a Related Fund] of [identify Lender]]

3.	Company:	CDK Global Holdings, LLC

4.	Borrower:	CDK Global Holdings, LLC

5.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

6.	Credit Agreement:	The Bridge Credit Agreement, dated as of September [ ], 2014, among CDK Global Holdings, LLC, a Delaware corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Term Loan Facility	$	$		%
Revolving Facility	[$]/[£]/[€]	[$]/[£]/[€]		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR],

by
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],

by
Name:
Title:

[Consented to and]2 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

[Consented to:]

CDK GLOBAL HOLDINGS, LLC,

by
Name:
Title:][3]

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Annex 1

Standard Terms and Conditions for

Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies all of the requirements of an Eligible Assignee and any other requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and 5.01(b) thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04(a) thereof), as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan

Documents are required to be performed by it as a Lender; (d) acknowledges and agrees that, as a Lender, it may receive confidential information concerning the Borrower and its Affiliates and agrees to use such information in accordance with Section 10.12 of the Credit Agreement; (e) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof; and (f) shall pay to the Administrative Agent an assignment fee to the extent required to be paid by the Assignee or Assignor under Section 10.04(c)(iii) of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interest and as provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, the Credit Agreement and the other Loan Documents, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents to the extent of the Assigned Interest.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission (including via “pdf”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank.]

EXHIBIT B-1

[FORM OF BORROWING SUBSIDIARY AGREEMENT]

N/A

EXHIBIT B-2

[FORM OF BORROWING SUBSIDIARY TERMINATION]

N/A

EXHIBIT C

[FORM OF]

PROMISSORY NOTE

New York, New York

$	[Date]

For value received, [NAME OF BORROWER], a [jurisdiction of entity] [type of entity] (the “Borrower”), promises to pay to [name of Lender] (the “Lender”), (i) the principal sum of          AND NO/100 DOLLARS ($        ) or, if less, the unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement (as defined below), when and as due and payable under the terms of the Credit Agreement, and (ii) interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in the currencies and to the accounts specified in the Credit Agreement, in immediately available funds.

All Loans made by the Lender, and all repayments of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the promissory notes issued pursuant to the Bridge Credit Agreement, dated as of September [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CDK Global Holdings, LLC, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions governing the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

This note is subject to the provisions of Section 10.09(b) (Submission to Jurisdiction), Section 10.09(c) (Waiver of Venue), Section 10.09(d) (Service of Process) and Section 10.10 (Waiver of Jury Trial).

This note shall be governed by and construed in accordance with the laws of the State of New York.

[NAME OF BORROWER],

by
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notations Made By

EXHIBIT D-1

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement, dated as of September [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CDK Global Holdings, LLC (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By
Name:
Title:

Date: , 20[ ]

EXHIBIT D-2

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of September [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CDK Global Holdings, LLC (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN OR W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT D-3

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of September [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CDK Global Holdings, LLC (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN OR W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT D-4

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of September [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CDK Global Holdings, LLC (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished the Administrative Agent and the Company with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN OR W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]